EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS MARCH 2005 SALES

Philadelphia, PA, April 7, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of March 2005 increased 7.6% to $52.9 million from $49.2 million reported for the month of March 2004.  Comparable store sales for March 2005 decreased 3.0% (based on 909 locations) versus a comparable store sales decrease of 6.3% (based on 863 locations) for March 2004.  The comparable store sales decrease of 6.3% for March 2004 was negatively impacted by approximately 4 percentage points by having only four Saturdays and four Sundays in March 2004 compared to five Saturdays and five Sundays in March 2003. During March 2005, the Company opened 5 stores, including 1 multi-brand store, and closed 5 stores, with 2 of these store closings related to multi-brand store openings.  During late March, the Company also expanded its proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations, bringing the total number of Sears maternity leased departments operated by the Company to 569 locations. The Company ended the month with 869 stores and 1,597 total retail locations, compared to 877 stores and 1,032 total retail locations at the end of March 2004.

Net sales increased 11.2% to $139.9 million for the second quarter of fiscal 2005 ended March 31, 2005, from $125.8 million for the same period of the preceding year.  Comparable store sales decreased 3.0% during the second quarter of fiscal 2005 (based on 898 locations) versus a comparable store sales increase of 0.2% during the second quarter of fiscal 2004 (based on 849 locations).  For the quarter ended March 31, 2005, the Company opened 8 stores, including 3 multi-brand stores, and closed 19 stores, with 9 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Our sales for the second quarter were in line with our guidance, with total net sales of $139.9 million for the quarter compared to our guidance of approximately $140 million of sales.  Similarly, our comparable store sales decrease of 3.0% for the second quarter was in line with our guidance of a comparable store sales decrease of 2% to 4% for the quarter.  We are pleased that we were able to meet our sales guidance for the quarter despite the cooler than normal weather conditions during March throughout much of the United States, which adversely affected our sales of Spring merchandise and our total sales for the month of March.  The shift in the timing of Easter, to March this year from April last year, undoubtedly shifted holiday-related sales into March, but we believe a more important impact on our overall March sales was the adverse impact from the cooler than normal weather conditions.  We believe that sales for the months of March and April combined will be a better indicator of our sales performance than sales results for either month alone.  We are encouraged by the fact that we saw a significant pickup in our sales towards the end of March and into the first part of April, as warmer weather in much of the United States seems to have spurred on sales of Spring merchandise.  We are very excited about the in-store launch during February 2005 of our Oh Baby! By Motherhood™ collection at Kohl’s® stores throughout the United States, and the expansion of our proprietary Two Hearts™ Maternity collection in late March to a total of 569 Sears® locations throughout the United States.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2005, Mothers Work operates 1,597 maternity locations, including 869 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 728 leased departments, and sells on the web through its destinationmaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding lease accounting and restatements of historical financial statements and expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.